Exhibit 3.3

THE 1983 RESTATED ARTICLES OF INCORPORATION OF

FLEXSTEEL INDUSTRIES, INC.,

AS AMENDED THROUGH FEBRUARY 14, 2007

ARTICLE I

The name of this corporation is Flexsteel Industries, Inc.

ARTICLE II

This corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful activity for which corporations may be organized and may conduct business under M.S.A. 302A. Without limiting the generality of the foregoing, its further purposes are:

a)

To manufacture, purchase, import, or otherwise acquire, repair, work with, invest in, own, mortgage, pledge, sell, assign, and transfer, export or otherwise dispose of , trade, deal in and deal with all types of seating, furniture, household goods, appliances, and any and all other goods, wares, merchandise, trademarks, tradenames, patent rights, copyrights, inventions and personal property of every class and description; to undertake, conduct, manage, assist, promote, and to engage or participate in every kind of research or scientific, experimental design or developmental work, including pure or basic research; to purchase, develop, operate, sell, encumber and otherwise dispose of real estate and personal property within the State of Minnesota and anywhere else in and on the planet Earth and in and on the Moon and in and on other heavenly, bodies;

b)

To acquire by purchase, exchange, subscription or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange, or otherwise dispose of or deal in or with, securities (which term, for purposes of this Article II, includes without limitation, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein or in any property or assets) created or issued by this corporation or other persons, firms, associations, corporations or instrumentalities thereof; foreign or domestic and to deal in and with commodities, bullion, coin, foreign exchange, currencies, royalties and property of every kind and nature;

c)

To make payment therefore in any lawful manner or to issue in exchange therefore its own securities; and to exercise, as owner or holder of any securities, any and all rights, powers and privileges in respect thereof;

d)

To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and goodwill of any one or more persons, firms, associations, or corporations and to pay for the same in cash, property, obligations or otherwise; to buy its own or other securities and to hold, operate, reorganize, liquidate, mortgage, pledge, sell, exchange, or in any other manner deal in or with or dispose of the whole or any part thereof; and in connection therewith, to become surety for and/or to assume or guarantee performance of any liabilities, obligations, or contracts of such persons, firms, associations, or corporations and to conduct in any lawful manner the whole or any part of any business thus acquired;

e)	To enter into one or more partnership agreements or one or more joint venture agreements with any other person, firm or corporation;

f)

To become surety for or guarantee the carrying out and performance of any contract, lease or obligation of any kind of any person, firm or corporation in connection with the carrying on of any business which, in the judgment of the Board of Directors of this corporation, will be of benefit to this corporation;

g)

And in connection with its business and all the powers heretofore expressed, to do any and all things necessary or incident thereto or advisable therewith and to conduct its business and exercise all the above powers without consent, permission or vote of the shareholders.

ARTICLE III

The address of the registered office* of the corporation in the State of Minnesota is:

Flexsteel Industries, Inc.

4900 IDS Tower

80 South Eighth Street

Minneapolis, Minnesota 55402

The registered agent** at that address is:

Peter F. Walstad, Attorney

*In 1994, changed to Flexsteel Industries, Carlson Center, Suite 1050, 601 Lakeshore Parkway, Minnetonka, MN 55305.

**In 1994, changed to Irving C. MacDonald

ARTICLE IV

The aggregate number of authorized shares of Capital Stock of this corporation is 15,760,000 shares.

A.	$50.00 PAR CUMULATIVE PREFERRED SHARES

Sixty thousand (60,000) of such shares shall be Cumulative Preferred Shares of the Par Value of $50.00 each.

1)

The holders of the $50.00 Par Cumulative Preferred Shares, in preference to the holders of $1.00 Par Value Preferred Shares, shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available therefore, cash dividends at the annual cumulative rate set by the Board of Directors at the time the shares are issued.

2)

The Board of Directors is authorized to designate series within the $50.00 Par Cumulative Preferred Share classification based upon different annual cumulative dividend rates. The Board or Directors is authorized to set the dividend rate at the time the series is established but the rate shall not exceed the average Prime Rate of the major banks in the Minneapolis-St. Paul area at that time.

No dividends shall be paid on the Common Shares or on the $1.00 Par Value Preferred Shares at any time when there are any accrued cumulative dividends on the $50.00 Par Cumulative Preferred Shares unpaid. Preferred dividends shall be paid quarterly. The $50.00 Par Cumulative Preferred Shares shall not participate in any dividends or distributions of any nature except to the extent stated herein. $50.00 Par Cumulative Preferred Shares shall be callable at any time at the option of the corporation at $50.00 per share plus accrued unpaid dividends to the date of call plus future dividends figured 30 days beyond the call date.

3)

In the event of any dissolution, liquidation or winding up of the affairs of the corporation, the $50.00 Par Cumulative Preferred Shares shall receive out of the assets of the corporation the $50.00 par value thereof plus accrued unpaid dividends, before any distribution is made to the Common Shares or to the $1.00 Par Value Preferred Shares.

4)	Shares of $50.00 Par Cumulative Preferred Shares shall be issued only as fully paid and non-assessable shares.

5)

At any time when there are two (2) years’ cumulative dividends on the $50.00 Cumulative Preferred Shares unpaid, each $50.00 Par Cumulative Preferred Share shall automatically entitle its holder to participate fully in all common shareholder matters and at all common shareholder meetings. Each $50.00 Par Cumulative Preferred entitles the holder to vote 50 votes per share on all matters submitted to the vote of the common shareholders (including the election of Directors). Each common share shall be entitled to one vote.

6)

In order to protect the $50.00 Par Cumulative Preferred shareholders, whether or not the cumulative dividends on the $50.00 Par Cumulative Preferred Shares are paid currently, each $50.00 Par Cumulative

Preferred Share entitles the holder to vote 50 votes per share at all shareholder meetings on any of the following issues:

a)	amending the Articles of Incorporation;

b)	all matters set forth in Article VII (mergers, sale of assets, reclassification of shares, dissolution of the corporation, etc.).

7)

The holders of $50.00 Par Cumulative Preferred Shares shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the $50.00 Par Cumulative Preferred Shares shall not be cumulative.

B.	$1.00 PAR VALUE PREFERRED SHARES

Seven hundred thousand (700,000) shall be $1.00 Par Value Preferred Shares of the par value of $1.00 each.

The designations, relative rights, voting power, preferences and restrictions of the shares of $1.00 Par Value Preferred Shares, including the express grant of authority to the Board of Directors in connection therewith, are as follows:

1)

The $1.00 Par Value Preferred Shares shall be junior and subordinate to the $50.00 Par Cumulative Preferred Shares, and the Common Shares shall be junior and subordinate to both the $50.00 Cumulative Preferred Shares and the $1.00 Par Value Preferred Shares.

2)

Shares of $1.00 Par Value Preferred Shares may be issued from time to time in one or more series, each of which series shall have such designation, and dividend rights, relative rights, voting power, preferences and restrictions as are hereinafter provided and, to the extent hereinafter permitted, as are determined and stated by the Board of Directors in the resolution or resolutions authorizing the creation of shares of such series.

3)	Shares of $1.00 Par Value Preferred Shares shall be issued only as fully paid and non-assessable shares.

4)

Authority is hereby expressly granted to the Board of Directors to authorize and issue $1.00 Par Value Preferred Shares in one or more series and to determine and state, by the resolution or resolutions authorizing the creation of each series:

i)

the designation of the series and the number of shares which shall constitute such series, which number may be altered from time to time by like action of the Board of Directors in respect of shares then unallotted;

ii)	the annual rate of dividends payable on shares of such series and if the dividends are cumulative;

iii)

the price or prices per share and the time or times at which the shares of such series shall be or may be called or redeemable and the terms on which the shares of such series shall be or may be called or redeemed.

iv)

the amounts payable on shares of such series in the event of any dissolution, liquidation or winding up of the affairs of the corporation, which amounts may differ in the case of a voluntary or involuntary dissolution or winding up of such affairs;

v)	the provisions, if any, relating to any sinking fund or purchase fund with respect to shares of such series;

vi)

the rights, if any, of conversion of shares of such series into or in exchange for shares of any other class or classes or of any other series of the same or other class or classes of the stock of the corporation and at such price or prices or at such rates of exchange and with such adjustments as is determined;

vii)

the voting or non-voting rights and if voting, the number of votes per share which shall not exceed two but subject to the required voting rights given the shareholders in Articles VII and XI which Articles control in the event of a conflict;

viii)	any other rights, preferences and if voting, the number of votes per share which shall not exceed two;

5)

The $1.00 Par Value Preferred Shares are senior to the Common Shares upon liquidation of the corporation. No dividends shall be paid on the Common Shares if there is any arrearages on the $1.00 Par Value Preferred Share dividends.

6)

Subject to the provisions in Article IV, A., dividends may be declared by the Board of Directors and paid from time to time, out of any funds legally available therefore, upon the then outstanding shares of $1.00 Par Value Preferred Shares of the corporation.

7)

In the event of any dissolution, liquidation, or winding up of the affairs of the corporation, before any distribution of payment shall be paid to the holders of any class of shares ranking junior to the $1.00 Par Value Preferred Shares, the holders of the $1.00 Par Value Preferred Shares shall be entitled to be paid an amount equal to the value set by the Board of Directors in the resolution or resolutions authorizing the series, together with a sum of money equivalent to the amount of unpaid dividends thereon.

8)	The consolidation or merger of the corporation into or with any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up the affairs of the corporation within the meaning of any of the provisions of this Article IV.

9)

The holders of $1.00 Par Value Preferred Shares shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the $1.00 Par Value Preferred Shares shall not be cumulative.

C.	COMMON SHARES

Fifteen million (15,000,000) shall be Common Shares par value $1.00 each, subject to all prior provisions in Article IV herein. Each Common Share is entitled to one vote.

1)

Subject to Article IV, dividends may be declared by the Board of Directors and paid from time to time, out of any funds legally available therefore, upon the then outstanding Common Shares of the Corporation and the holders of the $50.00 Par Cumulative Preferred Shares and the $1.00 Par Value Preferred Shares shall not be entitled to participate in any such dividends.

2)

The holders of Common Shares of $1.00 Par Value shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the Common Shares shall not be cumulative.

D.	WARRANTS, RIGHTS, OPTIONS

The corporation is hereby expressly authorized and empowered, from time to time, by resolution of its Board of Directors, without shareholder approval, to authorize and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the corporation, warrants, rights or options entitling the holders or owners thereof to purchase or acquire from the corporation any shares of its Common Stock, $50.00 Par Cumulative Preferred Shares, $1.00 Par Value Preferred Shares and/or any series thereof or other securities, whether now or hereafter authorized. Such rights or options shall be evidenced by or in such warrants or other instruments as shall be approved by the Board of Directors. The terms upon which, the time or times which may be limited or unlimited in duration at or within which, and the price or prices at which any such shares or other securities may be purchased or acquired from the corporation upon the exercise of any such rights or options shall be such as shall be fixed in a resolution or resolutions adopted by the Board of Directors providing for the authorization and issuance of such rights or options, and set forth or incorporated by reference in the warrants or other instruments evidencing such rights or options. The Board of Directors is hereby authorized and empowered to authorize and issue any such rights or options and any such warrants or other instruments from time to time, for such consideration as the Board of Directors may determine. Any and all shares of stock which may be purchased or acquired or issued upon the exercise of any such right or option, shall be deemed fully paid stock and not liable to any further call or assessment thereon, or partly paid and liable to further call or assessment, as the terms of the warrants or other instruments evidencing such rights or options shall provide. Except as otherwise provided by law, the Board of Directors shall have full power and discretion to prescribe and regulate from time to time the procedure to be followed in, and all other matters concerning the issuance and exercise of any such rights and options and such warrants or other instruments, and the setting aside of stock or other securities for the purpose thereof, and the issuance of such stock or other securities upon the exercise thereof.

ARTICLE V

BOARD OF DIRECTORS

A)	Number

The number of directors shall be set by the Board but shall not be less than seven (7) nor more than thirteen (13). The Board to be elected at the 2006 Annual Meeting of Shareholders shall consist of eleven (11) directors. Thereafter, the number of directors may be increased or decreased only by the affirmative vote of a majority of Directors then in office at the time of the vote but subject to the above stated minimum of seven (7) and maximum of thirteen (13) directors.

The Board of Directors shall consist of six (6) directors until changed by resolution of the Board. If there is a decrease in the number of Directors, the reduction in number will first apply to remove any vacancy, if any, existing at the time of the decrease. The decrease shall next apply to remove a seat upon the expiration of the term of a Director then sitting. No Director shall be removed during his term of office through a decrease in the size of the Board. Directors need not be a resident of the State of Minnesota nor a shareholder of the corporation.

B)	Classification

Presently, the Board of Directors is fixed at six (6). The Board of Directors is hereby divided into three classes of two directors each. At the 1983 Annual Meeting of Shareholders, the directors of the First Class shall be elected for a term expiring at the 1984 Annual Meeting of Shareholders; the directors of the Second Class for a term expiring at the 1985 Annual Meeting of Shareholders; and the directors of the Third Class for a term expiring at the 1986 Annual Meeting of Shareholders. At each Annual Meeting thereafter, successors to those directors whose terms expire at that time will be elected to three-year terms. The term of office of one of the above classes of directors shall expire each year.

At each Annual Meeting, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, as the result of an increase or decrease in the number of directors, the class sizes are not equal, then the classes may be equalized, if possible, by a resolution of the Board of Directors, passed by an affirmative vote of a majority of the Directors then in office at the time of such vote. The resolution may designate any single director into another class of directors such that the seat class sizes may be as nearly equal as possible.

C)	Notice of Nominations
1)

Nominations for the election of directors may be made by the Board or by any shareholder entitled to vote for the election of directors. Such nominations by shareholders, if the nominations are to be made from the floor of the meeting of shareholders called for the election of Directors without being included in proxy material sent prior thereto to the shareholders, shall be made by notice in writing, delivered or mailed by first class United States Mail, postage prepaid, to the Secretary of the Corporation and actually received by the Secretary, not less than 18 days nor more than 50 days prior to the day of any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders by the Corporation, such written notice by shareholders shall be delivered or mailed by first class mail, but actually received by the Secretary of the Corporation not later than the close of the sixth day following the day on which notice of the meeting was mailed to shareholders by the Corporation.

Nominations proposed by a majority of the Board of Directors are exempted from the formal written notice requirements set forth above.

2)	The notice under 1) above shall set forth:

a)	the name, age, business address and if known, residence address of each nominee proposed in such notice;

b)	the principal occupation or employment of each such nominee;

c)	the number of shares of stock of the corporation which are beneficially named by each such nominee.

3)

The Chairman of the meeting, in his sole discretion and without recourse, may determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, if the facts warrant, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

D)	Vacancies

Any vacancy occurring in the Board of Directors may be filled only by a resolution of the Board of Directors passed by the affirmative vote of a majority of the Directors then in office at the time of such vote, even though less than a quorum of the full Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in that class.

Any directorship to be filled by reason of an increase in the number of Directors set by the Board shall be filled only by a resolution of the Board of Directors passed by the affirmative vote of a majority of the Directors then in office at the time of such vote even through less than a quorum of the full Board of Directors. A director elected to fill a newly created directorship shall be elected for the unexpired portion of the term in the class to which such Director is assigned. The Board of Directors, in its sole discretion, reserves the right to designate the class to which such newly created directorship shall belong but the Directors shall make all classes as nearly equal in number as possible.

E)	Removal of Directors
a)	By Shareholders

A Director may be removed by the shareholders only for cause, as defined in c) below, and then only by a resolution passed by the affirmative vote of two thirds (2/3rd’s) of all the votes cast on this issue. Shareholders that withhold their vote or abstain from voting shall not be counted as voting.

b)	By Directors

A Director may be removed by the Directors only for cause, as defined in c) below, and then only by a resolution passed by the affirmative vote, in person, or by a Director’s consent if a Director is absent, of at least two-thirds (2/3rd’s) of the Directors then in office. For voting purposes only, the Director whose removal is being voted upon shall not be counted as being in office. Said Director is disqualified from voting on the resolution.

c)        As used in this Article V, the meaning of “cause” shall be limited to malfeasance arising from the performance of a Director’s duties which has a materially adverse effect on the business of the corporation.

F)	Limiting Liability of Directors

The liability of the Directors of the corporation to the corporation and/or to its Shareholders is hereby eliminated to the fullest extent permitted by the Minnesota Business Corporation Act, other applicable statutory and case law, as all the aforementioned now exists or hereafter, from time to time, may be changed, amended or supplemented. Any repeal, change or amendment affecting this section (Article V F) or to the law referred to herein, shall not apply to, eliminate, reduce or adversely affect any rights or protection of a Director, existing prior to such repeal, change or amendment.

G)	Indemnification (amended)

The Corporation shall indemnify its former and present Directors, Officers and Members of Committees of the Board of Directors at Flexsteel, and one who at the request of Flexsteel is serving as a Director or Officer of another corporation, partnership, joint venture, trust or other enterprise including employee benefit plans; and may indemnify one who at the request of Flexsteel is serving as an Employee, Partner, Trustee, Fiduciary, Agent, Attorney or in any other capacity of another corporation, partnership, joint venture, trust or other enterprise including employee benefit plans, and one who is serving Flexsteel as an Other Person such as Employee, Partner, Trustee, Agent, Attorney, Fiduciary, or in any other capacity (all the above hereinafter called Indemnitees) for actions undertaken or omitted in such Capacity to the fullest extent permitted by the Minnesota Business Corporations Act, other applicable statutory and case law (the Law), as all the foregoing now exists or hereafter, from time to time, may be changed, amended or supplemented. The indemnification shall inure to the benefit of the person, the person’s heirs, legal representatives and administrators.

If the Indemnitee institutes a Proceeding against the Corporation, the Indemnitee shall not be entitled to indemnification unless the Corporation has first consented in writing to the proceedings prior to its commencement by the Indemnitee.

In furtherance thereof said Corporation is authorized, but shall not be required, to enter into Contracts and Agreements with any Indemnitee providing for indemnification and for the advancement and reimbursement of attorneys’ fees and disbursements, judgments, penalties, fines, excise taxes, other disbursements, amounts paid in settlement and other expenses of every kind and nature (Expenses) – all to the fullest extent permitted by the Law. The Corporation’s failure to do so shall in no manner affect or limit the rights provided for in this section (Article V G) or otherwise.

The maximum aggregate amount of indemnity payable by the Corporation to all Indemnitees arising out of the same occurrence regardless of how many claims or people are involved is five million dollars in 1987 constant dollars on over and above all insurance paid.

Any repeal, change, or amendment affecting this section (Article V G) or to the Minnesota Business Corporation Act or other applicable statutory and case law, shall not apply to eliminate, reduce or adversely affect any rights or protection of an Indemnitee existing prior to such repeal, change or amendment but to the extent that a Law change permits the Corporation to provide greater or broader rights or protection, the Law shall apply retroactively to the effective date of this Article V G).

The Corporation may purchase and maintain insurance for and an behalf of any person that the Corporation Shall or May Indemnify.

After approval of this “Article V G) Indemnification” by the Shareholders and its filing with the Secretary of State of Minnesota, Article IX former subsection G. of the 1983 Restated Articles of Incorporation shall become null and void.

ARTICLE VI

The shareholders of all classes of shares of this corporation shall:
i)	have no right to cumulate votes for the election of Directors or otherwise;

ii)	have no preemptive rights to subscribe for, or purchase, or acquire any part of any class or series of shares or securities of this corporation now or hereafter made.

No action required to be taken or which may be taken at any annual meeting or special meeting of shareholders of this corporation may be taken without a meeting. The power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

A stockholders’ quorum consists of the holders of a majority of the shares entitled to vote at the meeting .

ARTICLE VII

Except as excepted in this Article VII, the affirmative vote of two-thirds (2/3rd’s) of all the shares voting on this issue, of the aggregate voting power of the outstanding Common Shares and the outstanding $50.00 Par Value Preferred Shares and the outstanding $1.00 Par Value Preferred Shares, voting together and for this purpose considered one class, (shareholders that withhold their vote or abstain from voting shall not be counted as voting), shall be required for:

i)	the merger or consolidation of this corporation into any business combination (as hereinafter defined).

ii)	the merger or consolidation of any business combination with or into this corporation other than in the “course of business” of this corporation (as hereinafter defined).

iii)

the sale, lease, exchange, transfer or other disposition (including without limitation a mortgage or any other security device) of a major portion of the property and assets of this corporation to any business combination, and/or the distribution of a major portion of the property and assets of this corporation in liquidation or pursuant to a plan of liquidation.

iv)

the sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of any business combination to this corporation other than in the “course of business” of this corporation.

v)	the acquisition by this corporation of any security of any business corporation other than in the “course of business” of this corporation.

vi)	the reclassification of the shares of this corporation or any recapitalization involving said shares.

vii)	the making of a major change in this corporation’s business or equity capital structure other than in the “course of business” of this corporation.

viii)	the purchase by this corporation of the shares of this corporation possessing voting rights in elections for Directors other than in the “course of business” of this corporation.

ix)	the dissolution of this corporation.

Business combination means any individual, corporation, firms, partnership, joint venture, associations, governmental identity, or other person or legal entity.

Corporation means the corporation and any subsidiary thereof.

Course of business means the doing of business as defined from time to time by a majority of the full Board of Directors. It does not mean a takeover or attempted takeover of this corporation, or its management or its Board of Directors, directly or indirectly.

ARTICLE VIII

The Board of Directors of the corporation, when evaluating any proposal of another party consisting of: (a) a takeover, tender or exchange offer of any security of this corporation, or (b) a merger or consolidation of this corporation with another corporation or entity, or (c) the purchase or otherwise acquisition of all or a major portion of the properties and assets of this corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the social, economic and other effects on the employees, customers, suppliers and other constituents of this corporation and on the communities in which this corporation operates or is located.

In evaluating proposals the Directors may retain special outside legal counsel, investment banking firms, special accounting firms and such other experts as they, in their discretion, deem necessary or appropriate to assist them in their evaluation of the transaction, all at the expense of the corporation.

ARTICLE IX

The property, business and affairs of the corporation shall be managed and controlled by the Board of Directors.

The Board of Directors is governed by the statutes, the Articles of Incorporation and their amendments and restatements and the By-Laws of the corporation. Subject to these Restated Articles of Incorporation, the Bylaws shall define a quorum and set the percentage vote for an action by the Board.

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized without shareholder approval or consent:

A.

To allot, authorize, issue and set the value of the authorized but unissued shares of this corporation, as well as to allot, authorize, issue and set the value and terms of warrants, including the declaration of dividends payable in shares of any class to shareholders of any other class if not prohibited elsewhere in these Articles;

B.	To fix the terms, provisions, and conditions of and authorize the issue, sale, pledge or exchange of bonds, debentures, notes and evidences of indebtedness;
C.

To fix the terms, provisions, and conditions of and authorize the issue, sale or exchange of (i) rights to convert any securities of this corporation into shares of any class or classes, including the conversion basis or bases; and (ii) options to purchase or subscribe for shares of any class or classes, including the option price or prices at which shares may be purchased or subscribed for;

D.

To make, alter, amend, rescind and repeal a By-Law or By-Laws of the corporation. The By-Laws or any By-Law may also be made, altered, amended or rescinded or repealed by the shareholders upon the affirmative vote of two-thirds (2/3rd’s) of all the shares voting on this issue, of the aggregate voting power of all the outstanding Common Shares and all the outstanding $50.00 Par Cumulative Preferred Shares and all the outstanding $1.00 Par Value Preferred Shares (if this right is specifically included in the $1.00 Par Value Preferred Shares’ preference and rights when the class or series is created by the Board of Directors) all voting together and for this purpose considered one class. If a resolution or motion to make, alter, amend, rescind, or repeal a By-Law or By-Laws is to be made from the floor of a shareholder’s meeting without being in the proxy materials sent prior thereto to the shareholders, then notice in writing, delivered or mailed by first class United States mail, postage prepaid to the Secretary of the corporation and actually received by the Secretary, not less than 18 days nor more than 50 days prior to the day of the meeting of the shareholders at which said resolution or motion shall be made; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders by the corporation such written notice shall be delivered or mailed by first class mail, but actually received, by the Secretary of the corporation, not later than the close of the sixth day following the day on which notice of the meeting was mailed to shareholders by the corporation.

Said motion or resolution if proposed by a majority of the Board of Directors is exempted from the formal written notice requirement set forth above.

E.

To elect all senior and policy making officers and arrange for the appointment and employment of all other officers and employees. To designate the duties and responsibilities of all senior and policy making officers and arrange for the designation of the duties and responsibilities of all other officers and employees;

F.

To provide for the reasonable compensation of its own members in their status as directors, officers and employees, and all other officers and employees, including but not limited to, salaries, pension, profit-sharing, retirement benefits, cash bonuses, stock options, stock purchase, stock bonuses, and deferred payment and compensation plans, trusts, and other provisions, and all other forms of incentive and compensation;

G.

To adopt indemnity plans and to purchase and maintain insurance for officers, directors, employees, and agents of this corporation or of another enterprise if such are serving at the request of this corporation, against liability asserted against them and incurred in any such capacity or arising out of their status as such, to the fullest extent now or hereafter permitted by law.

H.	To take written action signed by two-thirds (2/3rd’s) of the entire Board of Directors. (See 302A.239)

I.

By two-thirds (2/3rd’s) affirmative vote of the Board, to designate two or more of its members to constitute an executive committee, which, to the extent determined by the Board, shall have and exercise the authority of the Board in the management of the business of the corporation;

J.	To make and carry into effect acquisitions of all types and descriptions, subject only to the provisions of these Restated Articles of Incorporation and By-Laws of this corporation;

K.	In addition, to exercise all powers and to do such acts that may be exercised or done by this corporation and authorized under these Restated Articles of Incorporation.

L.	Anti-Greenmail
1.)	Vote Required:

Except as set forth in L.2.) herein, in addition to any affirmative vote of the Stockholders required by the Restated Articles of Incorporation or law, any direct or indirect purchase or agreement to purchase or the otherwise acquisition by the Corporation or any Subsidiary of any Equity Security (as defined herein) from any Interested Person (as defined herein) who has Owned or Beneficially Owned (as defined herein) such Equity Security for less than three years prior to the date of such direct or indirect purchase or agreement to purchase or the otherwise acquisition thereof by the Corporation or any Subsidiary, shall require the affirmative vote of two-thirds (2/3rd’s) of all the shares voting on this issue, of the aggregate voting power of the Outstanding Common Shares and the Outstanding $50.00 par value Cumulative Preferred Shares and the Outstanding $1.00 par value Preferred Shares all voting together and for this purpose considered one class, Shareholders that withhold their vote or abstain from voting shall not be counted as voting. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or a lesser percent may be specified, by law or any agreement with any national securities exchange or otherwise.

2.)	Vote Not Required:

The provisions of section L.1.) herein shall not be applicable with respect to:

(a)   any purchase or other acquisition of Equity Securities made as part of a tender or exchange offer by the Corporation to purchase Equity Securities of the same class made on the same terms to all holders of such Equity Securities and complying with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations);

(b)   any purchase or acquisition at no more than Market Price by the Corporation made pursuant to an open market purchase program which is approved by the vote of a majority of the Directors then in office; or

(c)   any purchase or acquisition by the Corporation which is approved by the vote of a majority of the Directors then in office and which is made at no more than the Market Price (as defined in Section L.3. herein) on the date that the understanding between the Corporation and the Interested Person is reached with respect to such purchase (whether or not such purchase is made or a written agreement relating to such purchase is executed on such date), of shares of the class of Equity Security to be purchased.

3.)	Certain Definitions:

(a)   “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1987.

(b)   “Beneficial Owner” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 and Rule 13d-5 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1987.

(c)   “Equity Security” shall mean any Outstanding Company security described in Section 3a11-1 of the Exchange Act, as in effect on January 1, 1987, which is traded on a national securities exchange or NASDAQ National Market System.

(d)   “Interested Person” shall mean any person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity) that is the direct or indirect Beneficial Owner of more than 3% of the Outstanding Voting Shares, and any Affiliate or Associate of any such person. For the purpose of determining whether a Person is an Interested Person, the Outstanding Voting Shares shall include unissued shares of voting stock of the Corporation of which the Interested Person is the Beneficial Owner but shall not include any other shares of voting stock of the Corporation which may be issuable pursuant to an agreement arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Person.

(e)   “Market Price” of shares of a class of Equity Security on any day shall mean the highest sale price of shares of such class of Equity Security on such day, or, if that day is not a trading day of such shares, on the trading day of such shares immediately preceding such day, on the national securities exchange or the NASDAQ National Market System on which such class of Equity Security is traded.

(f)   “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Regulation 14C, Schedule 14C Section 14(d)(2) of the Exchange Act, as in effect on January 1, 1987.

(g) “Subsidiary” shall mean any Company of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of Equity Securities of such Company or (ii) shares having a majority of the voting power of the outstanding voting stock of such Company. For the purpose of determining whether a Company is a Subsidiary, the outstanding voting stock and shares of Outstanding Equity Securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but, except for the purposes of Section L.3.(d) herein, shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Corporation.

(h) “Corporation/Company” shall mean the Company and its Subsidiaries.

4.)	Amendment Supersedes Minnesota Statutes.

The provisions of Article IX L.) supersede in all respects the Minnesota Greenmail and Anti-Greenmail Statutes as they now exist, hereafter become effective, or hereafter from time to time, may be changed, amended or supplemented.

ARTICLE X

Meetings of the shareholders and directors may be held outside the State of Minnesota. The books of this corporation may be kept outside the State of Minnesota at such places as may be from time to time designated by the Board of Directors or in the By-Laws of the corporation.

ARTICLE XI

These Restated Articles of Incorporation shall only be amended, altered, changed, modified, added to, rescinded or repealed in whole or in part by:

a)

a legally submitted, properly passed resolution of the Board of Directors or a legally proposed resolution submitted by the required voting power of the shares entitled to vote as set forth in Minnesota Statutes Annotated, Chapter 302A., and

b)

its submission to a vote at a regular or special meeting of shareholders to which written notice setting forth the substance of the proposed amendment and the time and place of the meeting is timely given to the shareholders entitled to vote at the meeting, and

c)

the approval of said resolution by the affirmative vote of two-thirds (2/3rd’s) of all the shares voting on this issue, of the aggregate voting power of the outstanding Common Shares and the outstanding $50.00 Par Cumulative Preferred Shares and the outstanding $1.00 Par Value Preferred Shares voting together and for this purpose considered one class. Shareholders that withhold their vote or abstain from voting shall not be counted as voting.

ARTICLE XII

These amended and restated Articles restate the Articles in their entirety and supercede the original Articles and all amendments and restatements of them. These Restated Articles are effective when filed with the Secretary of the State of Minnesota.

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